UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 16, 2011

SPARTAN MOTORS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement
Item 2.03                      Creation of a Direct Financial Obligation of a Registrant

On December 16, 2011, Spartan Motors, Inc. (the "Company") amended and restated its Credit Agreement dated as of November 30, 2009 (the "Credit Agreement") by and among the Company, certain subsidiaries of the Company, Wells Fargo Bank, National Association, as administrative agent ("Wells Fargo"), and the lenders party thereto consisting of Wells Fargo and JPMorgan Chase Bank, N.A. (the "Lenders").  As amended and restated, the Company may borrow up to $70 million from the Lenders under a five-year unsecured revolving credit facility.  Under the terms of the amended and restated Credit Agreement, the Company may request an increase in the facility of up to $35 million in the aggregate, subject to customary conditions.  The credit facility is available for the issuance of letters of credit, swing line loans and revolving loans, subject to certain limitations and restrictions.  Interest rates on borrowings under the credit facility are based on either (i) the highest of the prime rate, the federal funds effective rate from time to time plus 0.5%, or the one month adjusted London interbank market rate ("LIBOR") plus 1.0%; or (ii) adjusted LIBOR plus a margin based upon the Company's ratio of debt to earnings from time to time.  The amended and restated Credit Agreement contains certain customary representations and covenants, including performance-based financial covenants on the part of the Company.  As amended and restated the credit facility matures December 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: December 16, 2011	/s/ Joseph M. Nowicki
	By::	Joseph M. Nowicki
	Its:	Chief Financial Officer